Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-131373) of THE NASDAQ STOCK MARKET, INC. of our report dated August 6, 2007 relating to the financial statements of OMX AB, which are included in the Preliminary Proxy Statement on Schedule 14A (No. 000-32651) of THE NASDAQ STOCK MARKET, INC. We also consent to the reference to us under the heading “Experts” in the prospectus supplement filed under the Registration Statement on Form S-3 (No. 333-131373) dated November 7, 2007.

PricewaterhouseCoopers AB

/s/ PricewaterhouseCoopers AB

Stockholm, Sweden
November 7, 2007